Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2020 Fourth Quarter and Full Year Results

Reports Highest Annual Net Sales in Company History of $1 Billion for Fiscal 2020

Declares $2.00 per Share Special Cash Dividend

Lakewood, Colorado, November 19, 2020. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth quarter and fiscal year ended September 30, 2020 and provided its outlook for fiscal 2021.

Highlights for Fourth Quarter Fiscal 2020 Compared to Fourth Quarter Fiscal 2019

●	Net sales increased 16.3% to $264.2 million;
●	Daily average comparable store sales increased 13.2%;
●	Operating income increased 78.7% to $5.0 million;
●	Net income increased 174.2% to $3.7 million with diluted earnings per share of $0.16;
●	Adjusted EBITDA increased 28.1% to $13.3 million;
●	Opened no new stores and relocated one store, resulting in a 3.9% new store growth rate for the twelve-month period ended September 30, 2020; and
●	The Board of Directors has declared a special cash dividend of $2.00 per common share and a quarterly cash dividend of $0.07 per common share.

“Fourth quarter results continue to reflect strong sales and profitability trends, with daily average comparable store sales increasing 13.2%, net sales increasing 16.3% and net income increasing 174.2%, compared to the same period in fiscal 2019. Our proactive and effective response to serving our valued customers amidst the COVID-19 pandemic and related government mandates has leveraged our strong customer loyalty, which is reflected in our results. Our focus continues to be on safely providing the highest quality, healthy foods at Always Affordable Prices,” said Kemper Isely, Co-President. “Our good4u Crew members’ commitment to our founding principles has been the driving force behind our ongoing success. As we continue to navigate this evolving environment, we are guided by our core principles and are focused on the well-being of our crew members and customers. We are extremely thankful for each of our crew members’ dedication to the communities we serve.”

Isely continued “We are also proud to announce today that our Board of Directors has declared a special cash dividend of $2.00 per common share in addition to our quarterly cash dividend of $0.07 per share, reflecting our strong cash flow, financial position and confidence in our business outlook. We are committed to driving value for our valued and loyal shareholders.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Fourth Quarter Fiscal 2020 Compared to Fourth Quarter Fiscal 2019

During the fourth quarter of fiscal 2020, net sales increased $37.0 million, or 16.3%, to $264.2 million compared to the same period in fiscal 2019, driven by a $29.9 million increase in comparable store sales and a $7.1 million increase in new store sales. Daily average comparable store sales increased 13.2% in the fourth quarter of fiscal 2020 compared to a 1.8% increase in the fourth quarter of fiscal 2019. The daily average comparable store sales increase during the fourth quarter of fiscal 2020 reflected a 23.7% increase in daily average transaction size, partially offset by an 8.5% decrease in daily average transaction count. During the fourth quarter of fiscal 2020, customers continued the trend of reducing their frequency of shopping trips while increasing their average basket size as a result of social distancing practices. The increase in net sales during the three months ended September 30, 2020 was primarily driven by continued elevated demand for food at home as a result of the ongoing COVID-19 pandemic and related government mandates, as well as marketing initiatives, promotional campaigns, and increased membership in and usage of the {N}power® customer loyalty program.

Gross profit increased $13.4 million, or 22.8%, to $72.4 million for the three months ended September 30, 2020 compared to $59.0 million for the three months ended September 30, 2019. Gross profit reflects earnings after both product and occupancy expenses. Gross margin increased to 27.4% for the three months ended September 30, 2020 compared to 26.0% for the three months ended September 30, 2019. The increase in gross margin for the three months ended September 30, 2020 was primarily driven by improved product margin as well as a decrease in occupancy and shrink expenses, as a percentage of sales.

Store expenses during the fourth quarter of fiscal 2020 increased 20.2% compared to the same period in fiscal 2019 to $60.2 million. Store expenses as a percentage of sales increased to 22.8% during the fourth quarter of fiscal 2020 compared to 22.0% in the fourth quarter of fiscal 2019. This increase was a result of elevated labor-related expenses during the quarter, partially offset by lower marketing and depreciation expenses, all as a percentage of sales.

Administrative expenses increased 22.3% to $7.1 million during the fourth quarter of fiscal 2020 compared to $5.8 million for the same period in fiscal 2019. Administrative expenses as a percentage of sales increased to 2.7% during the fourth quarter of fiscal 2020 compared to 2.6% in the fourth quarter of fiscal 2019.

Operating income increased 78.7% to $5.0 million during the fourth quarter of fiscal 2020 compared to the comparable period in fiscal 2019. Operating margin during the fourth quarter of fiscal 2020 increased to 1.9% compared to 1.2% in the same period in fiscal 2019.

Net income for the fourth quarter of fiscal 2020 was $3.7 million, or $0.16 of diluted earnings per share, compared to net income of $1.4 million, or $0.06 of diluted earnings per share in the fourth quarter of fiscal 2019.

Adjusted EBITDA increased 28.1% to $13.3 million in the fourth quarter of fiscal 2020 compared to $10.3 million in the fourth quarter of fiscal 2019.

Operating Results — Fiscal 2020 Compared to Fiscal 2019

During fiscal 2020, net sales increased $133.3 million, or 14.7%, to $1.0 billion compared to fiscal 2019, primarily driven by a $111.0 million increase in comparable store sales and a $22.5 million increase in new store sales, partially offset by a $0.2 million decrease in sales from one store that closed during the first quarter of fiscal 2019. Daily average comparable store sales increased 12.0% in fiscal 2020 compared to a 3.1% increase in fiscal 2019. The daily average comparable store sales increase during fiscal 2020 reflected a 17.2% increase in average transaction size, partially offset by a 4.5% decrease in daily average transaction count, reflecting consumers’ social distancing practices and demand for food at home amid the COVID-19 pandemic. Also contributing to the increase in net sales in fiscal 2020 were marketing initiatives, promotional campaigns and increased membership in and usage of the {N}power customer loyalty program.

Gross profit during fiscal 2020 increased 18.6% to $283.1 million. Gross profit reflects earnings after both product and occupancy expenses. Gross margin was 27.3% of sales for fiscal 2020 compared to 26.4% of sales for fiscal 2019. The increase in gross margin was primarily driven by leverage of occupancy and shrink expenses, both as a percentage of sales, as well as improved product margin.

Store expenses during fiscal 2020 increased $29.3 million, or 14.8%, to $227.1 million. The increase in store expenses during fiscal 2020 was due primarily to increased labor-related expenses. Store expenses as a percentage of sales was 21.9% during fiscal 2020, consistent with fiscal 2019.

Administrative expenses during fiscal 2020 increased 17.3% to $26.8 million compared to fiscal 2019. Administrative expenses as a percentage of sales were 2.6% during fiscal 2020 compared to 2.5% in fiscal 2019.

Operating income increased 65.5% to $27.7 million during fiscal 2020 compared to $16.8 million in fiscal 2019. Operating margin increased 80 basis points to 2.7% compared to 1.9% in fiscal 2019.

Net income for fiscal 2020 was $20.0 million, or $0.89 of diluted earnings per share, compared to $9.4 million, or $0.42 of diluted earnings per share, for fiscal 2019.

Adjusted EBITDA increased 29.1% to $59.6 million in fiscal 2020 compared to $46.1 million in fiscal 2019.

Balance Sheet and Cash Flow

As of September 30, 2020, the Company had $28.5 million in cash and cash equivalents and $48.7 million available for borrowing under its $50.0 million revolving credit facility, with $1.3 million of letters of credit outstanding. Additionally, the Company today announces that it has entered into a new $35.0 million term loan facility with its existing lender to support the declaration of a special dividend and further enhance its financial flexibility.

During fiscal 2020, the Company generated $66.5 million in cash from operations and invested $29.6 million in net capital expenditures, primarily for new stores.

Dividend Announcements

Today, the Company announced the declaration of a special cash dividend of $2.00 per common share, in addition to its quarterly cash dividend of $0.07 per common share. The special and quarterly dividends will be paid on December 16, 2020 to all stockholders of record at the close of business on November 30, 2020. The special dividend will be funded through available cash and borrowings under the Company’s new $35.0 million term loan facility.

Growth and Development

During the fourth quarter of fiscal 2020, the Company opened no new stores and relocated one store, ending the quarter with a total store count of 159 stores in 20 states. The Company opened six new stores and relocated one store in fiscal 2020 compared to opening six new stores and relocating five stores in fiscal 2019, resulting in 3.9% and 3.4% unit growth rates for the twelve month periods ended September 30, 2020 and September 30, 2019, respectively. Since September 30, 2020, the Company has opened one new store in New Mexico.

As of November 19, 2020, the Company has signed leases for three new stores which will be located in Missouri, Nevada, and Oregon. These new stores are planned to open during fiscal 2021 and beyond.

Fiscal 2021 Outlook

The Company is introducing its fiscal 2021 outlook, reflecting current trends in light of the rapidly evolving COVID-19 environment and related government mandates. While the Company cannot predict the duration or severity of the pandemic and related government mandates, the Company expects these factors will continue to impact its operations and financial performance through fiscal 2021. The Company expects:

Fiscal 2021 Outlook
Number of new stores	5-6
Number of relocations	3-5
Daily average comparable store sales growth	-2.0% to 2.0%
Diluted earnings per share	$0.60 to $0.70

Capital expenditures (in millions)	$28 to $35

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, safe and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 160 stores in 20 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as risks and challenges related to the COVID-19 pandemic and government mandates, the economy, changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (the Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2020	2019	2020	2019
Net sales	$264,178	227,209	1,036,842	903,582
Cost of goods sold and occupancy costs	191,765	168,241	753,701	664,829
Gross profit	72,413	58,968	283,141	238,753
Store expenses	60,187	50,070	227,069	197,792
Administrative expenses	7,105	5,808	26,780	22,837
Pre-opening and relocation expenses	163	316	1,543	1,358
Operating income	4,958	2,774	27,749	16,766
Interest expense, net	(491)	(1,161)	(2,048)	(4,952)
Income before income taxes	4,467	1,613	25,701	11,814
Provision for income taxes	(735)	(252)	(5,692)	(2,398)
Net income	$3,732	1,361	20,009	9,416

Net income per common share:
Basic	$0.17	0.06	0.89	0.42
Diluted	$0.16	0.06	0.89	0.42
Weighted average number of shares of common stock outstanding:
Basic	22,531,447	22,458,944	22,501,779	22,424,328
Diluted	22,662,651	22,538,737	22,577,646	22,554,603

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$28,534	6,214
Accounts receivable, net	8,519	5,059
Merchandise inventory	100,175	96,179
Prepaid expenses and other current assets	6,185	7,728
Total current assets	143,413	115,180
Property and equipment, net	147,929	201,635
Other assets:
Operating lease assets, net	339,239	—
Finance lease assets, net	40,096	—
Deposits and other assets	616	1,638
Goodwill and other intangible assets, net	10,468	8,644
Deferred financing costs, net	31	17
Total other assets	390,450	10,299
Total assets	$681,792	327,114
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$69,163	63,162
Accrued expenses	24,995	19,061
Capital and financing lease obligations, current portion	—	1,045
Operating lease obligations, current portion	32,156	—
Finance lease obligations, current portion	2,836	—
Total current liabilities	129,150	83,268
Long-term liabilities:
Capital and financing lease obligations, net of current portion	—	51,475
Operating lease obligations, net of current portion	325,641	—
Finance lease obligations, net of current portion	39,506	—
Revolving credit facility	—	5,692
Deferred income tax liabilities, net	14,429	10,420
Deferred rent	—	11,393
Leasehold incentives	—	7,960
Total long-term liabilities	379,576	86,940
Total liabilities	508,726	170,208

Stockholders’ equity:
Common stock, $0.001 par value. 50,000,000 shares authorized, 22,546,765 and 22,510,279 shares issued at 2020 and 2019, respectively, and 22,546,765 and 22,463,057 outstanding at 2020 and 2019, respectively	23	23
Additional paid-in capital	56,752	56,319
Retained earnings	116,291	100,923
Common stock in treasury at cost, 0 and 47,222 shares at 2020 and 2019, respectively	—	(359)
Total stockholders’ equity	173,066	156,906
Total liabilities and stockholders’ equity	$681,792	327,114

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2020	2019
Operating activities:
Net income	$20,009	9,416
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,193	28,977
Impairment of long-lived assets and store closing costs	612	380
Gain on disposal of property and equipment	(42)	(131)
Share-based compensation	1,129	1,185
Deferred income tax expense	3,742	3,973
Non-cash interest expense	12	13
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(3,418)	(315)
Income tax receivable	2,350	(5,174)
Merchandise inventory	(3,996)	(1,951)
Prepaid expenses and other assets	(762)	42
Operating lease asset	30,206	—
(Decrease) increase in:
Operating lease liability	(30,569)	—
Accounts payable	10,103	1,024
Accrued expenses	5,934	1,211
Deferred compensation	—	(688)
Deferred rent and leasehold incentives	—	(580)
Net cash provided by operating activities	66,503	37,382
Investing activities:
Acquisition of property and equipment	(26,752)	(30,030)
Acquisition of other intangibles	(2,832)	(2,703)
Proceeds from sale of property and equipment	—	836
Proceeds from property insurance settlements	27	32
Net cash used in investing activities	(29,557)	(31,865)
Financing activities:
Borrowings under credit facility	236,100	405,900
Repayments under credit facility	(241,792)	(413,400)
Capital and financing lease obligations payments	—	(780)
Finance lease obligation payments	(2,271)	—
Dividends to shareholders	(6,301)	—
Loan fees paid	(25)	—
Payments on withholding tax for restricted stock unit vesting	(337)	(421)
Net cash used in financing activities	(14,626)	(8,701)
Net increase (decrease) in cash and cash equivalents	22,320	(3,184)
Cash and cash equivalents, beginning of year	6,214	9,398
Cash and cash equivalents, end of year	$28,534	6,214
Supplemental disclosures of cash flow information:
Cash paid for interest	$354	787
Cash paid for interest on finance or capital and financing lease obligations, net of capitalized interest of $102 and $268, respectively	1,690	4,148
Income taxes paid	3,305	4,734
Deferred compensation paid	—	700
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,407	6,289
Acquisition of other intangibles not yet paid	255	476
Proceeds from sale of property and equipment not yet received	42	6
Property acquired through capital and capital financing lease obligations	—	12,156
Property acquired through operating lease obligations	13,204	—
Property acquired through finance lease obligations	11,625	—

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP financial measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs and non-recurring items. The adjustments to EBITDA for the years ended September 30, 2020 and 2019 related to impairment of long-lived assets charges.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three Months ended September 30,		Year ended September 30,
	2020	2019	2020	2019
Net income	$3,732	1,361	$20,009	9,416
Interest expense, net	491	1,161	2,048	4,952
Provision for income taxes	735	252	5,692	2,398
Depreciation and amortization	7,685	7,194	31,193	28,977
EBITDA	12,643	9,968	58,942	45,743
Impairment of long-lived assets	612	380	612	380
Adjusted EBITDA	$13,255	10,348	$59,554	46,123

EBITDA increased 26.8% to $12.6 million in the three months ended September 30, 2020 compared to $10.0 million in the three months ended September 30, 2019. EBITDA as a percentage of sales was 4.8% and 4.4% for the three months ended September 30, 2020 and 2019, respectively. EBITDA increased 28.9% to $58.9 million in the year ended September 30, 2020 compared to $45.7 million in the year ended September 30, 2019. EBITDA as a percentage of sales was 5.7% and 5.1% for the years ended September 30, 2020 and 2019, respectively.

Adjusted EBITDA increased 28.1% to $13.3 million in the three months ended September 30, 2020 compared to $10.3 million in the three months ended September 30, 2019. Adjusted EBITDA as a percentage of sales was 5.0% and 4.6% for the three months ended September 30, 2020 and 2019, respectively. Adjusted EBITDA increased 29.1% to $59.6 million in the year ended September 30, 2020 compared to $46.1 million in the year ended September 30, 2019. Adjusted EBITDA as a percentage of sales was 5.7% and 5.1% for the years ended September 30, 2020 and 2019, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measure of EBITDA and Adjusted EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect any impact for single lease expense for leases classified as finance leases for the year ending September 30, 2020;

•	EBITDA and Adjusted EBITDA do not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations for the year ended September 30, 2019 and prior;

•	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.